Exhibit 23.2

United States			International

Atlanta	Milwaukee		Austria	Italy
Charlotte	New Orleans		Canada	Japan
Chicago	New York		China	Portugal
Cincinnati	Philadelphia	[LOGO OF AMERICAN APPRAISAL ASSOCIATES]	Czech Republic	Russia
Dallas	Pittsburgh		France	Spain
Detroit	Princeton		Germany	Thailand
Houston	San Francisco	2839 Paces Ferry Road	Greece	United Kingdom
Irving	Stanford	Suite 400	Hungary
Lisle	Washington D.C.	Atlanta, Georgia 30339
Los Angeles
Telephone (404) 233-0503, ext. 248
Fax (404) 233-2336
www.american-appraisal.com

Ms. Virginia G. Clark

Vice President & Controller

World Air Holdings, Inc.

HLH Building

101 World Drive

Peachtree City, GA 30269

Re:	WRITTEN CONSENT OF AMERICAN APPRAISAL

Dear Ms. Clark:

We hereby consent to the reference to our name in section 10 – “North American Acquisition” – in World Air Holdings, Inc.’s Form 10-K filing and any amendments thereto (the “Registration Statement”) filed or to be filed with the U.S. Securities and Exchange Commission. We further consent to the filing of this letter as an exhibit to the Registration Statement.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder (the “Act”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act. The responsibility for determining fair value of the assets referenced in the Registration Statement rests solely with World Air Holdings, Inc.

Dated: June 26,2007

Sincerely,
AMERICAN APPRAISAL ASSOCIATES, INC.

/s/ Andrew S. Fargason
Andrew S. Fargason, CFA
Managing Director and Vice President